EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners Reports Second Quarter 2013 Results
Houston, Texas - August 2, 2013 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) reported a net loss of $47.0 million and $98.7 million for the three and six months ended June 30, 2013, respectively, compared to a net loss of $30.4 million and $55.4 million for the same periods in 2012, respectively.
Results include significant items netting to a gain of $11.1 million and loss of $10.3 million for the three and six months ended June 30, 2013, respectively, compared to losses of $15.2 million and $34.0 million for the three and six months ended June 30, 2012, respectively. Significant items for the three and six months ended June 30, 2013 related to development expenses and loss on early extinguishment of debt, which were offset by derivative gains. Development expenses were primarily for the liquefaction facilities we are developing at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the "Liquefaction Project"). Loss on early extinguishment of debt was related to Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”) amending and replacing its $3.6 billion credit facility with four credit facilities aggregating $5.9 billion. Derivative gains were primarily the result of the change in fair value of Sabine Pass Liquefaction's interest rate derivatives to hedge the exposure to volatility in a portion of the floating-rate interest payments under the four credit facilities.

Results for the three and six months ended June 30, 2013 were also impacted by increases in general and administrative expenses and operating and maintenance expenses. These increases were partially offset by decreases in development expense resulting from Trains 1 through 4 of the Liquefaction Project satisfying the criteria for capitalization. Increases in general and administrative expenses of $30.5 million and $49.2 million for the three and six months ended June 30, 2013, respectively, compared to the comparable 2012 periods were primarily due to increased costs incurred to manage the construction of Trains 1 through 4, which resulted from a management services agreement entered into by Sabine Pass Liquefaction, in which Sabine Pass Liquefaction is required to pay a wholly owned subsidiary of Cheniere Energy, Inc. (“Cheniere Energy”) a monthly fee based upon the capital expenditures incurred in the previous month for the Liquefaction Project. For the three and six months ended June 30, 2013, the costs incurred to manage the construction of Trains 1 through 4 were $24.2 million and $37.7 million, respectively. These payments are being funded from proceeds received from the Liquefaction Project's equity and debt financings. Increases in operating and maintenance expenses of $20.5 million and $26.0 million for the three and six months ended June 30, 2013, respectively, compared to the comparable 2012 periods resulted primarily from costs incurred to purchase LNG to maintain the cryogenic readiness of the regasification facilities at the Sabine Pass LNG terminal and increases in variable compensation expenses of $5.3 million and $7.9 million for the three and six months ended June 30, 2013, respectively, compared to the comparable 2012 periods.
Overview of Recent Significant Events

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In April 2013, Sabine Pass Liquefaction issued $0.5 billion of 5.625% Senior Secured Notes due 2021 (the "2021 Sabine Pass Liquefaction Senior Notes"), which resulted in an aggregate outstanding principal amount of $2.0 billion of the 2021 Sabine Pass Liquefaction Senior Notes. Sabine Pass Liquefaction also issued an aggregate principal amount of $1.0 billion of 5.625% Senior Secured Notes due 2023. The net proceeds from these offerings are intended to be used to pay a portion of the capital costs incurred in connection with the construction of the Liquefaction Project;

•	In May 2013, Sabine Pass Liquefaction entered into four credit facilities totaling $5.9 billion to be used for costs associated with Trains 1 through 4 of the Liquefaction Project;

•	In May 2013, Sabine Pass Liquefaction issued a notice to proceed to Bechtel Oil, Gas and Chemicals, Inc. ("Bechtel") for the engineering, procurement and construction of Trains 3 and 4;

•
In May 2013, we acquired the Creole Trail Pipeline business for $480.0 million and reimbursed Cheniere Energy $13.9 million for certain expenditures incurred prior to the closing date.  Concurrent with the Creole Trail Pipeline business acquisition closing, we issued 12.0 million Class B units to Cheniere Energy at a price of $15.00 per

Class B unit for aggregate consideration of $180.0 million pursuant to a unit purchase agreement with Cheniere Class B Units Holdings, LLC, a wholly owned subsidiary of Cheniere.  As a result of the two transactions, we paid Cheniere Energy net cash of $313.9 million;

•	In May 2013, CTPL entered into a $400 million term loan credit facility to fund capital expenditures on the Creole Trail Pipeline and for general business purposes; and

•	In May 2013, we entered into an equity distribution agreement with Mizuho Securities USA Inc., under which we may sell up to $500.0 million of common units through an at-the-market program.
Liquefaction Project Update
We continue to make progress on the Liquefaction Project, which is being developed for up to six natural gas liquefaction trains ("Trains"), each with a design production capacity of approximately 4.5 mtpa. We have received all Federal Energy Regulatory Commission ("FERC") and Department of Energy ("DOE") approvals for Trains 1 through 4, and we are seeking regulatory authorization to develop Trains 5 and 6. The Trains are in various stages of development.

•
Trains 1 and 2 construction began in August 2012 and as of June 30, 2013, the overall project for Trains 1 and 2 was approximately 38% complete, which is ahead of the contracted schedule. Based on our current construction, we anticipate that Train 1 will produce LNG as early as late 2015.

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Trains 3 and 4 financing was completed in May 2013, and a notice to proceed was issued to Bechtel to commence construction of Train 3 and Train 4 and the related facilities. We expect Trains 3 and 4 to become operational in late 2016 and 2017, respectively.

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We continue to progress with the development of Train 5 and Train 6. We have completed two sale and purchase agreements (“SPA”) for approximately 3.75 mtpa, in aggregate, of LNG volumes that commence with the start of Train 5 operations. Bechtel has begun preliminary engineering on Trains 5 and 6, and we have commenced the regulatory approval process. In February 2013, we commenced the National Environmental Policy Act ("NEPA") pre-filing process with FERC, and we expect to file the complete application with FERC in the second half of 2013. In February 2013 and in April 2013, we filed export applications with the DOE for exports to all current and future countries with which the U.S. has a Free Trade Agreement ("FTA") as well as to any country with which the U.S. does not have an FTA in effect for the SPAs with Total Gas & Power North America, Inc. (“Total”) and Centrica plc (“Centrica”), respectively. In July 2013, we received authorization from the DOE to export LNG volumes to FTA countries under the Total SPA and Centrica SPA. The non-FTA authorizations for the SPAs for Total and Centrica are pending.

Liquefaction Project Timeline

Target Date
Milestone	Trains 1 & 2	Trains 3 & 4	Trains 5 & 6
DOE export authorization	Received	Received	T5: Received FTA Pending Non-FTA
Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa	T5: Completed T6: 2H13
- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS		3.5 mtpa
- GAIL (India) Ltd.		3.5 mtpa
- Total Gas & Power N.A.			2.0 mtpa
- Centrica plc			1.75 mtpa
EPC contract	Completed	Completed	2H14
Financing			1H15
- Equity	Completed	Completed
- Debt commitments	Received	Received
FERC authorization
- FERC Order	Received	Received	2H14
- Certificate to commence construction	Received	Received
Issue Notice to Proceed	Completed	Completed	1H15
Commence operations	2015/2016	2016/2017	2018

2013 Distributions
We estimate that the annualized distribution to common unitholders for fiscal year 2013 will be $1.70 per unit. We will pay a cash distribution per common unit of $0.425 to unitholders of record as of August 1, 2013, and the related general partner distribution on August 14, 2013.

Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located on the Sabine Pass deep water shipping channel less than four miles from the Gulf Coast.  The Sabine Pass LNG terminal has regasification facilities that include existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 billion cubic feet equivalent (Bcfe), two docks that can accommodate vessels of up to 265,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d.  Cheniere Partners is developing natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the "Liquefaction Project"). Cheniere Partners plans to construct over time up to six natural gas liquefaction trains (“Trains”, each in sequence, “Train 1”, “Train 2”, “Train 3”, “Train 4”, “Train 5” and “Train 6”), which are in various stages of development. Each Train is expected to have a design production capacity of approximately 4.5 mtpa.  Cheniere Partners' wholly owned subsidiary, Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”), has entered into lump sum turnkey contracts for the engineering, procurement and construction of Train 1, Train 2, Train 3 and Train 4 with Bechtel Oil, Gas and Chemicals, Inc. ("Bechtel").  Sabine Pass Liquefaction has commenced construction of Train 1 and Train 2 and the related new facilities needed to treat, liquefy, store and export natural gas. Construction of Train 3 and Train 4 and the related facilities commenced in May 2013. Sabine Pass Liquefaction recently began the development of Train 5 and Train 6 and commenced the regulatory process in February 2013. Sabine Pass Liquefaction has also entered into six third-party LNG sale and purchase agreements ("SPAs"). The customers include BG Gulf Coast LNG, LLC ("BG") for 5.5 mtpa, Gas Natural Aprovisionamientos SDG S.A. ("Gas Natural Fenosa") for 3.5 mtpa, Korea Gas Corporation ("KOGAS") for 3.5 mtpa, GAIL (India) Ltd. ("GAIL") for 3.5 mtpa, Total Gas & Power North America, Inc. ("Total") for 2.0 mtpa and Centrica plc (“Centrica”) for 1.75 mtpa.  In addition, Sabine Pass Liquefaction has entered into an SPA with Cheniere Marketing, LLC ("Cheniere Marketing") for up to 2.0 mtpa of LNG that is produced but not already committed to third parties. The BG and Cheniere Marketing SPAs commence with the start of Train 1 operations and the Gas Natural Fenosa SPA commences with the start of Train 2 operations.  The KOGAS and GAIL SPAs commence with the start of Train 3 and Train 4 operations, respectively, and the Total and Centrica SPAs commence with the start of Train 5 operations. Cheniere Partners has placed documentation pertaining to the Liquefaction Project, including the applications and supporting studies, on its website located at http://www.cheniereenergypartners.com.
For additional information, please refer to the Cheniere Energy Partners, L.P. website at www.cheniereenergypartners.com and Quarterly Report on Form 10-Q for the period ended June 30, 2013, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere Partners' business strategy, plans and objectives, including the construction and operation of liquefaction facilities (ii) statements regarding our expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues
Revenues	$66,842	$60,767	$132,406	$127,731
Revenues—affiliate	795	656	1,341	3,044
Total revenues	67,637	61,423	133,747	130,775

Expenses
Operating and maintenance expense	20,902	7,466	29,198	13,668
Operating and maintenance expense—affiliate	10,307	3,247	17,220	6,776
Depreciation expense	14,355	14,336	28,658	28,645
Development expense	3,318	14,472	6,803	31,141
Development expense—affiliate	611	1,031	1,062	2,262
General and administrative expense	2,028	2,193	5,803	4,497
General and administrative expense—affiliate	36,543	5,928	59,759	11,875
Total expenses	88,064	48,673	148,503	98,864

Income from operations	(20,427)	12,750	(14,756)	31,911

Other income (expense)
Interest expense, net	(42,016)	(43,458)	(82,278)	(86,916)
Loss on early extinguishment of debt	(80,510)	—	(80,510)
Derivative gain (loss), net	95,509	261	78,041	(575)
Other	434	61	760	132
Total other expense	(26,583)	(43,136)	(83,987)	(87,359)

Net loss	$(47,010)	$(30,386)	$(98,743)	$(55,448)

Basic and diluted net income per common unit	$0.11	$0.17	$0.21	$0.40

Weighted average number of common units outstanding used for basic and diluted net income per common unit calculation	57,079	31,328	51,345	31,173

	June 30, 2013	December 31, 2012
Cash and cash equivalents	$355,304	$419,292
Restricted cash and cash equivalents	533,057	92,519
LNG Inventory	11,146	2,625
Other current assets (2)	46,193	18,687
Non-current restricted cash and cash equivalents	1,777,749	272,425
Property, plant and equipment, net	4,831,351	3,219,592
Debt issuance costs, net	351,830	220,949
Non-current derivative assets	81,762	—
Other assets	23,206	19,698
Total assets	$8,011,598	$4,265,787

Current liabilities (2)	$553,251	155,836
Long-term debt, net of discount	5,572,008	2,167,113
Deferred revenue, including affiliate	36,673	36,220
Long-term derivative liability	—	26,424
Other liabilities (2)	1,212	216
Total partners' capital	1,848,454	1,879,978
Total liabilities and partners' capital	$8,011,598	$4,265,787

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the period ended June 30, 2013, filed with the Securities and Exchange Commission.

(2)	Amounts include transactions between Cheniere Energy Partners, L.P. and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

CONTACTS:
Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard: 713-375-5259